                                                                    Exhibit 99.1



                VELOCITYHSI ANNOUNCES ASSET PURCHASE AGREEMENT;

                   INTENDS TO FILE FOR BANKRUPTCY PROTECTION
                   -----------------------------------------


     (WALNUT CREEK, CA), August 14, 2001--VelocityHSI, Inc., (OTCBB: VHSI), a provider of high-speed Internet services to the apartment industry, today announced it has entered into an asset purchase agreement with Dallas-based Reallinx, Inc. for the purchase of substantially all of VelocityHSI's assets for $350,000.

     The company also announced that it is filing today for protection under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California.

     The agreement with Reallinx is contingent on several factors, including approval of the agreement by the bankruptcy court. In addition, Reallinx must reach an agreement with BRE Properties, VelocityHSI's largest customer, to continue providing the Internet access services to BRE's properties that have been provided by VelocityHSI.

     VelocityHSI indicated that Reallinx will provide operating services for its existing business under an interim operating agreement, pending the resolution of the transaction, including bankruptcy court approval.

     The company also stated that given the anticipated proceeds from the proposed transaction and existing resources and the company's outstanding debt, it does not expect the transaction will result in any distributions to stockholders.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ materially as a result of the risks and uncertainties facing the company. Such risks and uncertainties include, but are not limited to, satisfying the contingencies related to the agreement with Reallinx, approval of the agreement by the bankruptcy court; risks resulting from existing or future litigation, as well as other risks detailed in the company's filings with the Securities and Exchange Commission.